Exhibit 10.3

EXECUTION COPY

ACCOUNTS AGREEMENT

dated as of April 8, 2010

among

SENECA LANDLORD, LLC,

as Borrower,

REG SENECA, LLC,

as OpCo II,

STERLING BANK,

as Accounts Bank,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent for the Lenders,

and

WESTLB AG, NEW YORK BRANCH,

as Collateral Agent for the Senior Secured Parties

i

Section 5.07	No Waiver; Cumulative Remedies	29
Section 5.08	Notices and Other Communications	29
Section 5.09	Severability	31
Section 5.10	Survival	31

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Form of Withdrawal Certificate
Exhibit C	Form of OpCo II Withdrawal Certificate
Exhibit D	Form of Capital Improvements Withdrawal Certificate

ii

This ACCOUNTS AGREEMENT (this “Agreement”), dated as of April 8, 2010, is by and among SENECA LANDLORD, LLC, an Iowa limited liability company (the “Borrower”), REG SENECA, LLC, an Iowa limited liability company (“OpCo II”), STERLING BANK, as Accounts Bank (the “Accounts Bank”), WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders (the “Administrative Agent”), and WESTLB AG, NEW YORK BRANCH, as collateral agent for the Senior Secured Parties (the “Collateral Agent”, and together with the Administrative Agent, the “Agents”).

RECITALS

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of April 8, 2010, by and among Borrower, as borrower, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and WestLB AG, New York Branch, as sole lead arranger and bookrunner (the “Credit Agreement”), the Lenders have agreed to provide financing and certain other accommodations to the Borrower, subject to the terms and conditions thereof.

WHEREAS, it is a requirement under the Credit Agreement that the Borrower, OpCo II, the Accounts Bank, the Administrative Agent and the Collateral Agent shall have entered into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. Capitalized terms used in this Agreement, including its preamble and recitals, shall, except as otherwise defined, have the meanings provided in Exhibit A.

Section 1.02 Principles of Interpretation. (a) Unless otherwise defined, terms for which meanings are provided in this Agreement shall have the same meanings when used in each other Financing Document and each other notice or other communication delivered from time to time in connection with any Financing Document.

(b) Any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.

(c) All agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented, amended or replaced or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment, replacement, waiver or modification made in violation of this Agreement.

Accounts Agreement

(d) Any reference herein relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that such Default or Event of Default, as the case may be, has not been cured or remedied to the satisfaction of, or has not been waived by, the Required Lenders.

(e) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(f) The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(g) The words “include,” “includes” and “including” are not limiting.

(h) Any reference to any Person shall include its permitted successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

Section 1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein shall be interpreted and all accounting determinations and computations hereunder shall be made in accordance with GAAP.

ARTICLE II

THE ACCOUNTS BANK

Section 2.01 Appointment and Authority. The Collateral Agent hereby appoints and authorizes the Accounts Bank to act as depository for the Collateral Agent, on behalf of the Senior Secured Parties, and as the securities intermediary or bank with respect to the Borrower Accounts and the Lessee Revenue Account for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties, with such powers as are expressly delegated to the Accounts Bank by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Accounts Bank hereby accepts this appointment and agrees to act as the depository for the Collateral Agent, on behalf of the Senior Secured Parties, and as the securities intermediary or bank with respect to the Borrower Accounts and the Lessee Revenue Account, for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties, in accordance with the terms of this Agreement. The Accounts Bank further agrees to accept and hold, as securities intermediary or as a bank, in its custody and in accordance with the terms of this Agreement, for the Collateral Agent, on behalf of the Senior Secured Parties, the Borrower Accounts and the Lessee Revenue Account and the Accounts Property. The Collateral Agent also appoints and authorizes the Accounts Bank to act on its behalf for the purpose of the

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creation and perfection of a first priority security interest in favor of the Collateral Agent, on behalf of the Senior Secured Parties, in the Borrower Accounts and the Lessee Revenue Account to the extent that they are deemed under applicable Law not to constitute securities accounts or deposit accounts and in any Accounts Property that is deemed under applicable Law not to constitute a Financial Asset. The Accounts Bank accepts this appointment and agrees to act as the Accounts Bank for the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, for such purpose and to hold and maintain exclusive dominion and control over the Borrower Accounts and the Lessee Revenue Account and any such Accounts Property on behalf of the Collateral Agent, acting on behalf of the Senior Secured Parties. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Accounts Bank shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Accounts Bank have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Accounts Bank. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Accounts Bank is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 2.02 Exculpatory Provisions. (a) Neither the Accounts Bank, nor any of its directors, officers, employees or agents shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Accounts Bank shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers except discretionary rights and powers expressly contemplated hereby that it is required to exercise as directed in writing by an Agent; provided that the Accounts Bank shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Accounts Bank to liability or that is contrary to this Agreement or applicable Law; and provided further that no such direction given to the Accounts Bank that in the sole judgment of the Accounts Bank imposes, or purports to impose, or might reasonably be expected to impose upon the Accounts Bank any obligation or liability not set forth in this Agreement or arising under this Agreement shall be binding upon the Accounts Bank unless it, in its sole discretion, accepts such direction;

(iii)	except as expressly set forth herein, have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower, OpCo II or any of their respective Affiliates that is communicated to or obtained by the Accounts Bank or any of its Affiliates in any capacity; or

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(iv)	be required to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement or any other Financing Document other than on the instructions of an Agent.

(b) Neither the Accounts Bank nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of an Agent, or (ii) in the absence of its own gross negligence or willful misconduct. The Accounts Bank shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to it in writing by the Borrower or an Agent.

(c) Neither the Accounts Bank nor any of its directors, officers, employees or agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report, opinion or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein (including the use of proceeds) or the occurrence or continuance of any Default or Event of Default, or (iv) the execution, validity, enforceability, effectiveness, genuineness or admissibility into evidence of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien or security interest created or purported to be created by any Security Document (or title to or rights in any Collateral under any Security Document), other than to confirm receipt of items expressly required to be delivered to Accounts Bank.

(d) Accounts Bank may, unless and until it shall have received directions from an Agent, take such action or refrain from taking such action in respect of a Default or Event of Default of which Accounts Bank has been advised in writing by an Agent as it shall reasonably deem advisable in the best interests of the Lenders (but shall not be obligated to do so).

(e) The Accounts Bank shall not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 2.03 Reliance by Accounts Bank. The Accounts Bank shall be entitled to rely upon, and shall not (nor shall any of its directors, officers, employees or agents) incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Accounts Bank may also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Accounts Bank may consult with legal counsel, independent accountants and other experts reasonably selected by it,

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and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Accounts Bank may at any time and from time to time solicit written instructions in the form of directions from an Agent or an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement.

Section 2.04 Delegation of Duties. The Accounts Bank may perform any and all of its duties and exercise any and all its rights and powers hereunder by or through any one or more sub-agents appointed by it. Absent gross negligence or willful misconduct in selecting a sub agent, the Accounts Bank shall not be responsible for any action of, or failure to act by, any sub agent that has been approved by the Administrative Agent. The Accounts Bank and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE II shall apply to any such sub agent and to the Related Parties of the Accounts Bank and any such sub agent, and shall apply to their respective activities in connection with their acting as Accounts Bank.

Section 2.05 Resignation or Removal of Agent. (a) Accounts Bank may resign from the performance of all its functions and duties hereunder at any time by giving thirty (30) days’ prior notice to the Borrower, OpCo II and the Administrative Agent. Accounts Bank may be removed at any time by the Administrative Agent, acting at the direction of the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Accounts Bank, in accordance with this Section 2.05.

(b) Upon any notice of resignation by the Accounts Bank or upon the removal of the Accounts Bank by the Administrative Agent acting at the direction of the Required Lenders, the Administrative Agent shall, in consultation with the Borrower and OpCo II (provided that no Default or Event of Default has occurred and is continuing), appoint a successor Accounts Bank hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000).

(c) If no successor Accounts Bank has been appointed by the Administrative Agent, acting at the direction of the Required Lenders, within thirty (30) days after the date such notice of resignation was given by the Account Bank or the Administrative Agent elected to remove the Accounts Bank, the Accounts Bank may petition any court of competent jurisdiction for the appointment of a successor Accounts Bank. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Accounts Bank, as applicable, who shall serve as Accounts Bank hereunder until such time, if any, as the Administrative Agent, acting at the direction of the Required Lenders, appoints a successor Accounts Bank, as provided above.

(d) Upon the acceptance of a successor’s appointment as Accounts Bank hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Accounts Bank, and the retiring (or removed) Accounts Bank shall be discharged from all of its duties and obligations hereunder. After the retirement or removal of the Accounts Bank hereunder, the provisions of this ARTICLE II shall continue in effect for the benefit of the retiring (or removed) Accounts Bank, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the Accounts Bank was acting as such.

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Section 2.06 No Amendment to Duties of Agent Without Consent. Accounts Bank shall not be bound by any waiver, amendment, supplement or modification of this Agreement unless Accounts Bank shall have given its prior written consent, in its capacity as Accounts Bank, thereto.

Section 2.07 Copies. Accounts Bank shall give prompt notice to the Administrative Agent of each material notice or request required or permitted to be given to Accounts Bank by the Borrower or OpCo II pursuant to the terms of this Agreement and copies of all other communications received by Accounts Bank from the Borrower or OpCo II.

ARTICLE III

ACCOUNTS; CERTAIN PROCEEDS

Section 3.01 Establishment of the Accounts. (a) Borrower Accounts. On or prior to the Closing Date, the Borrower shall establish, in the name of the Borrower and on the books and records of the Accounts Bank’s offices located at 2201 Mangum Road, 2nd Floor/Trusts Department, Houston, TX 77092, the accounts set forth below:

(i)	a special, segregated, Dollar-denominated account entitled “Seneca Landlord Revenue Account”, Account No. 1472 (the “Borrower Revenue Account”); and

(ii)	a special, segregated, Dollar-denominated account entitled “Seneca Landlord Capital Improvements Account”, Account No. 1473 (the “Capital Improvements Account”).

(b) Lessee Revenue Account. On or prior to the Closing Date, OpCo II shall establish, in the name of OpCo II and on the books and records of the Accounts Bank’s offices located at 2201 Mangum Road, 2nd Floor/Trusts Department, Houston, TX 77092, a special, segregated, Dollar-denominated account entitled “REG Seneca Revenue Account”, Account No. 1471 (the “Lessee Revenue Account”).

Section 3.02 Instructions Regarding Accounts. (a) Amounts shall be deposited into and withdrawn from the Borrower Accounts and the Lessee Revenue Account in strict accordance with this Article III.

(b) The Accounts Bank will only be required to transfer funds hereunder on a “same day” basis if it has received written notice of such proposed transfer, together with all certificates, notices, directions and other documents required under this Agreement to be delivered to the Accounts Bank relating thereto, not later than 2:00 p.m. New York City time on the Business Day of such transfer and, if such notice

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or any such related document is received by the Accounts Bank after such time, such transfer will be undertaken prior to 12:00 noon New York City time on the next Business Day succeeding the date of receipt by the Accounts Bank of all such documentation.

(c) If any transfer, withdrawal, deposit, investment or payment of any funds by the Accounts Bank or any other action to be taken by the Accounts Bank under this Agreement is to be made or taken on a day other than a Business Day, such transfer, withdrawal, deposit, investment, payment or other action will be made or taken on the next succeeding Business Day (or, if required to be made on any specified date without receipt of instructions from the Borrower (in the case of the Borrower Accounts), OpCo II (in the case of the Lessee Revenue Account) or the Collateral Agent, and such specified date is not a Business Day, on the immediately preceding Business Day).

(d)(i) Any instruction, direction, notice, certificate, request or requisition given to the Accounts Bank by the Borrower with respect to the transfer, withdrawal, deposit, investment or payment of any funds under this Agreement or with respect to any other action to be performed by the Accounts Bank (A) must be in writing and signed by an Authorized Officer of the Borrower, (B) in referencing any Borrower Account, must refer to the specific Borrower Account name and number, (C) must set forth the exact amount to be transferred and explicit instructions, if necessary, as to the recipient of the funds (including, without limitation, name, style of receiving account, routing number and any other information reasonably requested by the Accounts Bank), (D) shall constitute a representation by the Borrower that all conditions set forth in this Agreement and in the Credit Agreement for such withdrawal have been satisfied, whether or not those conditions are explicitly stated to be so satisfied and (E) shall be copied to the Administrative Agent and the Collateral Agent.

(ii)	Any instruction, direction, notice, certificate, request or requisition given to the Accounts Bank by OpCo II with respect to the transfer, withdrawal, deposit, investment or payment of any funds under this Agreement or with respect to any other action to be performed by the Accounts Bank (A) must be in writing and signed by an Authorized Officer of OpCo II, (B) in referencing the Lessee Revenue Account, must refer to the specific Lessee Revenue Account name and number, (C) must set forth the exact amount to be transferred and explicit instructions, if necessary, as to the recipient of the funds (including, without limitation, name, style of receiving account, routing number and any other information reasonably requested by the Accounts Bank), (D) shall constitute a representation by OpCo II that all conditions set forth in this Agreement and in the Lease for such withdrawal have been satisfied, whether or not those conditions are explicitly stated to be so satisfied and (E) shall be copied to the Administrative Agent and the Collateral Agent.

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(iii)	Any instruction, direction, notice, certificate, request or requisition given to the Accounts Bank by the Collateral Agent or the Administrative Agent with respect to the transfer, withdrawal, deposit, investment or payment of any funds under this Agreement (x) in referencing any of the Borrower Accounts, must refer to the specific Borrower Account name and number and (y) in referencing the Lessee Revenue Accounts must refer to the specific Lessee Revenue Account name and number and must set forth the exact amount to be transferred and explicit instructions, if necessary, as to the recipient of the funds (including, without limitation, name, style of receiving account, routing number and any other information reasonably requested by the Accounts Bank). Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, the Accounts Bank may rely and shall be protected in acting or refraining from acting upon any instruction, direction, notice, certificate, request or requisition of the Borrower (with respect to any Borrower Account), OpCo II (with respect to any Lessee Revenue Account), the Administrative Agent or the Collateral Agent.

(e)(i) No Borrower Account may go into overdraft, and the Borrower shall not provide the Accounts Bank with any request or direction to the extent that it would cause any Borrower Account to do so.

(ii)	The Lessee Revenue Account may not go into overdraft, and OpCo II shall not provide the Accounts Bank with any request or direction to the extent that it would cause the Lessee Revenue Account to do so.

(f)(i) The Borrower shall irrevocably instruct OpCo II to make all payments due and payable to the Borrower under any Lease Document directly to the Accounts Bank for deposit in, or to be credited in the manner set forth in this Article III. The Borrower shall irrevocably instruct each other Person from whom the Borrower is entitled to receive Cash Flow to make all payments due and payable to the Borrower from such Person directly to the Accounts Bank for deposit, and to be credited, in the manner set forth in this Article III.

(ii)	OpCo II shall irrevocably instruct each Person from whom OpCo II is entitled to receive Cash Flow to make all payments due and payable to OpCo II from such Person directly to the Accounts Bank for deposit, and to be credited, in the manner set forth in this Article III.

(g) The Accounts Bank shall not be charged with knowledge of any Notice of Suspension, Default or Event of Default unless the Accounts Bank has received such Notice of Suspension or other written notice of such Default or Event of Default from the Administrative Agent, the Collateral Agent or an Authorized Officer of the Borrower or OpCo II.

(h) The Accounts Bank shall not be charged with the knowledge that any transfer or withdrawal from any Borrower Account or the Lessee Revenue Account would result in the occurrence of a Default or Event of Default, unless it has received written notice thereof from the Administrative Agent, the Collateral Agent or an Authorized Officer of the Borrower or OpCo II.

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(i) Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, the Accounts Bank shall have no obligation to (i) make any payment, transfer or withdrawal from any Borrower Account or the Lessee Revenue Account until it has received written direction to make such payment, transfer or withdrawal from the Collateral Agent, the Administrative Agent or, if this Agreement explicitly provides that any such direction may be made by the Borrower or OpCo II, as applicable, or (ii) determine whether any payment, transfer or withdrawal from any Borrower Account or the Lessee Revenue Account made in accordance with any written direction from the Collateral Agent, the Administrative Agent, the Borrower or OpCo II complies with the terms of this Agreement, the Credit Agreement or the Lease. The Accounts Bank shall have no liability for, nor any responsibility or obligation to confirm, the use or application by the Borrower, OpCo II, Administrative Agent, Collateral Agent or any other recipient of amounts withdrawn or transferred from any Borrower Account or the Lessee Revenue Account. The Accounts Bank shall have no liability for, or obligation or liability to determine, the amount to be transferred or paid in connection with any request.

Section 3.03 Deposits into and Withdrawals from Borrower Revenue Account; Deposits into and Withdrawals from Lessee Revenue Account. (a) Borrower Revenue Account. (i) The Borrower shall, from and after the date hereof, cause the following amounts to be paid into the Borrower Revenue Account:

(A)	all Cash Flow of the Borrower;

(B)	all amounts received from OpCo II pursuant to Section 3.03(b)(ii)(C).

(C)	all proceeds from the sale or disposition of any assets of the Borrower; and

(D)	any other income received by or on behalf of the Borrower that is required to be deposited in or credited to the Borrower Revenue Account in accordance with this Agreement and the Credit Agreement.

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(ii)	Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrower shall, pursuant to a withdrawal certificate in the form attached hereto as Exhibit B (the “Withdrawal Certificate”) and in compliance with the terms of this Agreement and the Credit Agreement, cause funds held in the Borrower Revenue Account to be withdrawn or transferred to pay the following amounts on the dates and at the priorities indicated below:

(A)	first, once each calendar month, the amount certified by the Borrower in such Withdrawal Certificate as required to pay Operation and Maintenance Expenses of the Borrower that are or will become due and payable during the immediately succeeding calendar month; provided, that the amount of such transfer of funds is in compliance with the limits set forth in Section 7.02(u) (Covenants – Negative Covenants – Operation and Maintenance Expenses) of the Credit Agreement;

(B)	second, on any date when due and payable, to the Administrative Agent, for the account of the Senior Secured Parties, in the amount certified by the Borrower in such Withdrawal Certificate as necessary to pay Fees, costs and expenses then due and payable under the Financing Documents;

(C)	third, on any date when due and payable, to the Administrative Agent, for the account of the Senior Secured Parties, in the amount certified by the Borrower in such Withdrawal Certificate as necessary to pay any interest then due and payable under the Financing Documents;

(D)	fourth, on each Quarterly Payment Date commencing with the Initial Quarterly Payment Date, to the Administrative Agent, for the account of the Senior Secured Parties, on a pro rata basis, the amount certified by the Borrower in such Withdrawal Certificate as the principal amounts due and payable with respect to the Loans;

(E)	fifth, on each Quarterly Payment Date, provided that no Default or Event of Default has occurred and is continuing, (i) to the Pledgor, in the amount certified by the Borrower in such Withdrawal Certificate as equal to a distribution in respect of the Required Equity Contribution during the period from, in the case of the first such payment, the Closing Date to such Quarterly Payment Date and, in the case of each subsequent such payment, from the date of the immediately preceding Quarterly Payment Date to the date of such subsequent payment, in an amount equal to the product of the Required Equity Contribution and the lesser of (A) lowest interest rate in effect with respect to the Loans during each such period and (B) 4.5% and (ii) after giving effect to priority fifth (i), to the Manager, in the amount certified by the Borrower in such Withdrawal Certificate as equal to the Special Costs then due and payable;

(F)	sixth, on the date set forth in a Supplemental Capital Improvement Budget, provided that no Default or Event of Default has occurred and is continuing, to the Capital Improvements Account in an amount equal to the amount of such Supplemental Capital Improvement Budget as certified by the Borrower in such Withdrawal Certificate;

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(G)

seventh, to the extent set forth in a Withdrawal Certificate that may be delivered by the Borrower in its sole discretion, to the establishment of a reserve to be maintained in the Borrower Revenue Account in an amount equal to (x) prior to the payment in full of the ABL Obligations, up to five million Dollars ($5,000,000); provided that from and after the ninetieth (90th) day prior to the stated maturity date of the ABL Obligations such amount shall be increased to eleven million Dollars ($11,000,000) if (i) no ABL Event of Default shall have occurred and be continuing and (ii) WestLB shall have not granted a request to extend such stated maturity date and (y) after the payment in full of the ABL Obligations, up to eleven million Dollars ($11,000,000); all or any portion of such reserve as set forth in a Withdrawal Certificate may be transferred from the Borrower Revenue Account to the Lessee Revenue Account for disbursement pursuant to Section 3.03(b)(iii);

(H)	eighth, on each Quarterly Payment Date, provided that no Default or Event of Default has occurred and is continuing, a Permitted Tax Distribution to Lessee Pledgor with respect to income of OpCo II, or to Pledgor with respect to income of Borrower, in amounts certified by the Borrower in such Withdrawal Certificate;

(I)	ninth, on each Quarterly Payment Date, if within ten (10) Business Days prior to such Quarterly Payment Date Pledgor shall have delivered a written notice to the Administrative Agent electing that a payment pursuant to this priority ninth be made, to the Administrative Agent in the amount certified by the Borrower in such Withdrawal Certificate, for application as a prepayment of the Loans in accordance with Section 3.08 (Mandatory Prepayment) of the Credit Agreement, in an amount equal to (x) prior to the Initial Quarterly Payment Date, seventy five percent (75%) of the cash remaining in the Borrower Revenue Account after the transfer required pursuant to priority eighth and (y) from and after the Initial Quarterly Payment Date, fifty percent (50%) of the cash remaining in the Borrower Revenue Account after the transfer required pursuant to priority eighth (in each case, to the extent funds are available at this priority ninth);

(J)

tenth, on each Semi-Annual Payment Date, to the Administrative Agent in the amount certified by the Borrower in such Withdrawal Certificate, for application as a prepayment of the Loans in accordance with Section 3.08 (Mandatory Prepayment) of the

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Credit Agreement, in an amount equal to (x) prior to the Initial Quarterly Payment Date, seventy five percent (75%) of the cash remaining in the Borrower Revenue Account after the transfer required pursuant to priority ninth and (y) from and after the Initial Quarterly Payment Date, fifty percent (50%) of the cash remaining in the Borrower Revenue Account after the transfer required pursuant to priority ninth (in each case, to the extent funds are available at this priority tenth);

(K)	eleventh, on each Semi-Annual Payment Date, unless the Pledgor elects a Quarterly Payment Date, in which event, on such Quarterly Payment Date, provided that no Default or Event of Default has occurred and is continuing, to the Pledgor, in the amount certified by the Borrower in such Withdrawal Certificate as equal to a distribution in respect of the Required Equity Contribution during the period from, in the case of the first such payment, the Closing Date to the Semi-Annual Date or Quarterly Payment Date, as elected by Pledgor and, in the case of each subsequent such payment, from the date of the immediately preceding Semi-Annual Payment Date or Quarterly Payment Date, as elected by Pledgor, to the date of such subsequent payment, in an amount equal to the product of the Required Equity Contribution and the greater of (A) ten and one-half percent (10.5%) per annum and (B) the excess of 15% over the interest rate utilized in calculating the amount in priority fifth (i);

(L)	twelfth, on each Semi-Annual Payment Date, unless Pledgor elects a Quarterly Payment Date, in which event, on such Quarterly Payment Date, provided that no Default or Event of Default has occurred and is continuing, to (x) the Manager in an amount certified by the Borrower in such Withdrawal Certificate to be equal to 50% of the cash remaining in the Borrower Revenue Account after the transfer required pursuant to priority eleventh and (y) the Pledgor in an amount certified by the Borrower in such Withdrawal Certificate to be equal to the other 50% of the cash remaining in the Borrower Revenue Account after the transfer required pursuant to priority eleventh;

(b) Lessee Revenue Account. (i) OpCo II shall, from and after the date hereof, cause the following amounts to be paid into the Lessee Revenue Account:

(A)	all Cash Flow of OpCo II;

(B)	all proceeds from the sale or disposition of any assets of OpCo II;

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(C)	any other income received by or on behalf of OpCo II that is required to be deposited in or credited to the Lessee Revenue Account in accordance with this Agreement and the Lease; and

(D)	the amounts set forth in Section 3.03(a)(ii)(G).

(ii)	Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, OpCo II shall, pursuant to a withdrawal certificate in the form attached hereto as Exhibit C (the “OpCo II Withdrawal Certificate”) and in compliance with the terms of this Agreement, cause funds held in the Lessee Revenue Account pursuant to Sections 3.03(b)(i) (A), (B) and (C) to be withdrawn or transferred to pay the following amounts on the dates and at the priorities indicated below:

(A)	first, (x) once each calendar week, to the Lessee Local Account set forth in such OpCo II Withdrawal Certificate, the amount certified by OpCo II in such OpCo II Withdrawal Certificate as required (after giving effect to amounts then standing to the credit of each Lessee Local Account) to pay COGS Expenses that are or will become due and payable during the immediately succeeding calendar week; provided, that the amount of such transfer of funds does not exceed the notional Dollar value of such COGS Expenses calculated in the manner set forth in the then-current Operating Budget and (y) once each calendar month, to the Lessee Local Account set forth in such OpCo II Withdrawal Certificate, the amount certified by OpCo II in such OpCo II Withdrawal Certificate as required (after giving effect to amounts then standing to the credit of each Lessee Local Account) to pay OPEX Expenses that are or will become due and payable during the immediately succeeding calendar month and the first calendar week of the next calendar month; provided, that the amount of such transfer of funds does not exceed such OPEX Expenses in the then-current Operating Budget plus the Permitted Operating Budget Deviation Level;

(B)

second, once each calendar week, to the establishment of a reserve to be maintained in the Lessee Revenue Account in an amount equal to the notional Dollar value of COGS Expenses calculated in the manner set forth in the then-current Operating Budget (i) prior to the commencement of commercial operation of a third train of the Project, for the immediately succeeding four (4) week period (the “4 Week Reserve Amount”) as certified by OpCo II in such OpCo II Withdrawal Certificate and (ii) after the commencement of commercial operation of a third train of the Project, for the immediately succeeding six (6) week period (the “6 Week Reserve Amount”) as certified by OpCo II in such OpCo II Withdrawal

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Certificate; all or any portion of such reserve (x) may be transferred from the Lessee Revenue Account to the Lessee Local Account in the manner set forth in priority first to the extent funds at priority first are insufficient to pay the amounts described in priority first as certified by OpCo II in an OpCo II Withdrawal Certificate and (y) shall be transferred from the Lessee Revenue Account to the Borrower Revenue Account pursuant to priority third below to the extent the amount of such reserve exceeds the 4 Week Reserve Amount prior to the commencement of commercial operation of a third train of the Project or the 6 Week Reserve Amount after the commencement of commercial operation of a third train of the Project in each case on the date on which such excess occurs as certified by OpCo II in such OpCo II Withdrawal Certificate; and

(C)	third, on each Monthly Payment Date, to the Borrower Revenue Account all remaining amounts after giving effect to priority second.

(iii)	Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, OpCo II may, pursuant to an OpCo II Withdrawal Certificate countersigned by the Borrower (it being understood that such countersignature shall be provided at the Borrower’s sole discretion) and in compliance with the terms of this Agreement, cause funds held in the Lessee Revenue Account pursuant to Section 3.03(b)(i)(D) to be transferred once each calendar week, to the Lessee Local Account set forth in such OpCo II Withdrawal Certificate, in an amount certified by OpCo II in such OpCo II Withdrawal Certificate as required (after giving effect to amounts then standing to the credit of each Lessee Local Account) to pay COGS Expenses that are or will become due and payable during the immediately succeeding calendar week; provided, that the amount of such transfer of funds does not exceed the notional Dollar value of such COGS Expenses calculated in the manner set forth in the then-current Operating Budget.

(iv)	If after giving effect to Section 3.03(b)(ii)(B) and Section 3.03(b)(iii) funds are not available in the Lessee Revenue Account to pay for Operation and Maintenance Expenses then currently due and payable and funds are available in the Borrower Revenue Account, with the prior written consent of the Borrower and the Administrative Agent the amount necessary to cover such expenses shall be withdrawn from the Borrower Revenue Account and deposited in the Lessee Local Account.

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Section 3.04 Capital Improvements Account. (a) The Borrower shall, from and after the Closing Date, cause the following amounts to be paid into the Capital Improvements Account:

(i)	all proceeds of the Required Equity Contribution, less the Closing Date Disbursements;

(ii)	all proceeds of any Performance Bond;

(iii)	all damages payable under any Construction Contract;

(iv)	any amount payable from the Borrower Revenue Account pursuant to Section 3.03(a)(ii)(F);

(b) Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrower may direct the transfer or withdrawal of funds standing to the credit of the Capital Improvements Account to pay Designated Capital Improvement Costs or costs set forth in a Supplemental Capital Improvement Budget then due and owing strictly in accordance with the Capital Improvements Budget or such Supplemental Capital Improvement Budget by delivering a withdrawal certificate in the form attached hereto as Exhibit D (the “Capital Improvements Withdrawal Certificate”) to the Accounts Bank (with a copy to the Administrative Agent and the Independent Engineer) which shall comply with the requirements of Section 7.01(g) (Covenants – Affirmative Covenants – Use of Proceeds and Cash Flow) of the Credit Agreement. All payments from the Capital Improvements Account shall be made by the Accounts Bank pursuant to instructions set forth in the relevant Capital Improvements Withdrawal Certificate directly to the payee. If the Borrower fails to deliver such a Capital Improvements Withdrawal Certificate, the Administrative Agent is hereby authorized to direct, in writing, the Accounts Bank to transfer or withdraw the amounts necessary to pay Designated Capital Improvement Costs that are, from time to time, due and payable.

(c) All amounts deposited in the Capital Improvements Account pursuant to Sections 3.04(a)(i), (ii) or (iii) remaining in the Capital Improvements Account after Final Completion has been achieved will be deposited in the Borrower Revenue Account.

Section 3.05 Representations, Warranties and Covenants of Accounts Bank. The Accounts Bank hereby represents and warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Borrower and OpCo II (and the other parties hereto agree, to the extent set forth below) as follows:

(a) it will act as depositary agent, as “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) with respect to each of the Borrower Accounts and the Lessee Revenue Account that is a “securities account” (within the meaning of Section 8-501 of the UCC) and the Financial Assets credited to such Borrower Accounts and the Lessee Revenue Account, and as “bank” (within the meaning of 9-102(a)(8) of the UCC) with respect to each of the Borrower Accounts and the Lessee Revenue Account as described in Section 3.07 (Accounts as Deposit Account) and credit balances not constituting Financial Assets credited thereto and to accept all cash, payments, other amounts and Cash Equivalents to be delivered to or

15	Accounts Agreement

held by the Accounts Bank pursuant to the terms of this Agreement. The Borrower, OpCo II, the Agents and the Accounts Bank agree that, for purposes of Articles 8 and 9 of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Borrower Accounts and the Lessee Revenue Account, the jurisdiction of the Accounts Bank (in its capacity as the securities intermediary and bank) is the State of New York;

(b) the Accounts Bank hereby agrees and confirms that it has established and maintains the Borrower Accounts and the Lessee Revenue Account as set forth and defined in this Agreement. The Accounts Bank agrees that (i) each such Account established by the Accounts Bank is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the UCC); (ii) the Borrower is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC, the “Financial Assets”) credited to the Borrower Accounts and OpCo II is the “entitlement holder” in respect of the Financial Assets credited to the Lessee Revenue Account, in each case that are “securities accounts”; (iii) all Financial Assets in registered form or payable to or to the order of and credited to any such Borrower Account or the Lessee Revenue Account, as applicable, shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Accounts Bank or in blank, or credited to another securities account maintained in the name of the Accounts Bank; and (iv) in no case will any Financial Asset credited to any such Borrower Account or the Lessee Revenue Account be registered in the name of, payable to or to the order of, or endorsed to, the Borrower or OpCo II, as applicable, except to the extent the foregoing have been subsequently endorsed by such Person to the Accounts Bank or in blank. Each item of property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Borrower Account or the Lessee Revenue Account shall to the fullest extent permitted by law be treated as a Financial Asset. Until the Discharge Date, this Agreement is intended to provide the Collateral Agent with “control” (within the meaning of Section 8-106(d)(2) or Section 9-104(a) (as applicable) of the UCC) of each Borrower Account or the Lessee Revenue Account and the Borrower’s or OpCo II’s, as applicable, “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Borrower Accounts or the Lessee Revenue Account as applicable. Each of the Borrower (with respect to the Borrower Accounts) and OpCo II (with respect to the Lessee Revenue Account) hereby irrevocably directs, and the Accounts Bank (in its capacity as securities intermediary) hereby agrees, that the Accounts Bank will comply with all instructions and orders (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding each such account and any Financial Asset therein originated by the Collateral Agent without the further consent of the Borrower or OpCo II, as applicable, or any other Person. In the case of a conflict between any instruction or order originated by the Collateral Agent and any instruction or order originated by the Borrower or OpCo II, as applicable, or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Collateral Agent shall prevail. The Accounts Bank shall not change the name or account number of any Borrower Account or the Lessee Revenue Account without the prior written consent of the Collateral Agent and at least five (5) Business Days’ prior notice to the Borrower or OpCo II, as applicable, and shall not change the entitlement holder;

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(c) it shall promptly perform all duties imposed upon a securities intermediary and a bank under the UCC and this Agreement. In this regard, (i) if the Accounts Bank has knowledge that an issuer of any Financial Asset is required to make a payment or distribution in respect of such Financial Asset, the Accounts Bank shall have fulfilled its duty under applicable Law to take action to obtain such payment or distribution if (A) it credits such payment or distribution to the Borrower Accounts or the Lessee Revenue Account, as applicable, in accordance with this Agreement if such payment or distribution is made or (B) it notifies the Borrower or OpCo II, as applicable, the Collateral Agent and the Administrative Agent that such payment or distribution has not been made, and (ii) if the Accounts Bank is required by applicable Law or this Agreement to credit to any Borrower Account or the Lessee Revenue Account, any Financial Asset purported to be transferred or credited to the Accounts Bank pursuant to applicable Law, the Accounts Bank shall have fulfilled its duty to so credit any such Account if it credits as a security entitlement to the applicable party whatever rights the Accounts Bank purportedly has, in its capacity as Accounts Bank, in the Financial Asset transferred or credited to the Accounts Bank, in its capacity as Accounts Bank, and the Accounts Bank shall have no duty to ensure that applicable Law has been complied with in respect of the transfer of the Financial Asset or to create a security interest in or Lien on any Financial Asset purported to be transferred or credited to the Accounts Bank and subsequently credited to any Borrower Account or the Lessee Revenue Account, as applicable;

(d) all Financial Assets acquired by or delivered to the Accounts Bank shall be held by the Accounts Bank and credited by book entry to the relevant Borrower Account or the Lessee Revenue Account, as applicable, or otherwise accepted by the Accounts Bank for credit to the relevant Borrower Account or the Lessee Revenue Account, as applicable;

(e) each item of property (including any cash, security, general intangible, document, instrument or obligation, share, participation, interest or other property whatsoever) deposited in or credited to any Borrower Account or the Lessee Revenue Account, as applicable, shall be treated as a Financial Asset for the purposes of Section 8-102(a)(9)(iii) of the UCC. Notwithstanding any provision herein contained to the contrary, any property contained in the Borrower Accounts or the Lessee Revenue Account, as applicable, that is not deemed to be a Financial Asset under applicable Law, to the extent permitted by applicable Law, will be deemed to be deposited in a deposit account and subject to Section 3.07 (Accounts as Deposit Account);

(f) The Collateral Agent shall have control of the security entitlements carried in the Borrower Accounts and the Lessee Revenue Account and of the Financial Assets carried in the Borrower Accounts and the Lessee Revenue Account, as applicable, and each of the Borrower and OpCo II, as applicable hereby disclaims any entitlement to claim control of such security entitlements;

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(g) all property delivered to the Accounts Bank pursuant to this Agreement will be promptly deposited in or credited to a Borrower Account or the Lessee Revenue Account, as applicable, by an appropriate entry in its record in accordance with this Agreement;

(h) if any Person (other than the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties) asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Borrower Account or the Lessee Revenue Account, as applicable, or in any Financial Asset or other property deposited therein or credited thereto of which the Accounts Bank has actual knowledge, the Accounts Bank may comply with such order, without authorization from the Borrower or OpCo II, as applicable, or the Collateral Agent; provided, that the Accounts Bank reasonably believes that as a matter of law it is obligated to comply with such order and promptly notifies the Collateral Agent, the Administrative Agent, the Borrower and, with respect to the Lessee Revenue Account, OpCo II in writing thereof; and

(i) the Accounts Bank has not entered into and will not enter into any agreement with respect to the Borrower Accounts or the Lessee Revenue Account or any Financial Assets or other property deposited in or credited to any of them other than this Agreement. The Accounts Bank has not entered into and will not enter into any agreement with the Borrower, OpCo II or any other Person purporting to limit or condition the obligation of the Accounts Bank to comply with entitlement orders or any other order originated by the Collateral Agent in accordance with Section 3.06(b) (Accounts) or Sections 3.07(b) or (c) (Accounts as Deposit Account).

Section 3.06 Accounts. (a) The Accounts Property will not constitute repayment of the Obligations until so applied as payments in accordance with the terms of this Agreement and the other Financing Documents.

(b) The Accounts Bank shall not have title to the funds on deposit in the Borrower Accounts or the Lessee Revenue Account and shall credit the Borrower Accounts or the Lessee Revenue Account with all receipts of interest, dividends and other income received on the property held in any such Accounts. The Accounts Bank shall administer and manage the Borrower Accounts and the Lessee Revenue Account in strict compliance with its duties pursuant to this Agreement, and shall be subject to and comply with all of the obligations that the Accounts Bank owes to the Borrower, OpCo II and the Collateral Agent, on behalf of the Senior Secured Parties, with respect to the Borrower Accounts and the Lessee Account, including all subordination obligations set forth in Section 3.9 (Subordination) with respect to the Accounts Bank’s right of set-off or recoupment or right to obtain a Lien, pursuant to the terms of this Agreement. The Accounts Bank hereby agrees to comply with (i) any and all instructions originated by the Collateral Agent directing the disbursement, deposit and/or transfer of any funds and all other property held in the Borrower Accounts and

18	Accounts Agreement

the Lessee Revenue Account without any further consent of the Borrower, OpCo II or any other Person and (ii) any and all instructions originated by the Borrower or OpCo II, as applicable, directing the disbursement, deposit and/or transfer of any funds and all other property held in the Borrower Accounts and the Lessee Revenue Account in accordance with this Agreement without any further consent of the Collateral Agent, the Administrative Agent or any other Person, except to the extent such consent is required pursuant to this Agreement.

Section 3.07 Accounts as Deposit Account. (a) To the extent that the Borrower Accounts or the Lessee Revenue Account are not considered securities accounts, such Accounts shall be deemed to be deposit accounts in respect of any property deposited in or credited to the Borrower Accounts or the Lessee Revenue Account, as applicable, that is not deemed to be a Financial Asset under applicable Law. Such deposit accounts and such property shall be maintained with the Accounts Bank acting not as a securities intermediary, but as a bank.

(b) The Borrower shall be deemed the customer of the Accounts Bank for purposes of the Borrower Accounts and OpCo II shall be deemed the customer of the Accounts Bank for purposes of the Lessee Revenue Account and, as such, shall be entitled to all of the rights that customers of banks have under applicable Law with respect to deposit accounts, including the right to withdraw funds from, or close, the Borrower Accounts or the Lessee Revenue Account, as applicable, in each such case subject to, and in accordance with, the terms of this Agreement, the Credit Agreement and the Lease.

(c) The parties hereto agree that, to the extent that the Borrower Accounts are not or the Lessee Revenue Account is not considered “securities accounts” (within the meaning of Section 8-501(a) of the UCC), the Borrower Accounts or the Lessee Revenue Account, as applicable, shall be deemed to be “deposit accounts” (as defined in Section 9-102(a)(29) of the UCC) to the extent a security interest can be granted and perfected under the UCC in the Borrower Accounts or the Lessee Revenue Account, as applicable, as deposit accounts, which the Borrower or OpCo II, as applicable, shall maintain with the Accounts Bank acting not as a securities intermediary but as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC). The Accounts Bank shall not have title to the funds on deposit in the Borrower Accounts or the Lessee Revenue Account, as applicable, and shall credit the Borrower Accounts or the Lessee Revenue Account, as applicable, with all receipts of interest, dividends and other income received on the property held therein. The Accounts Bank shall administer and manage the Borrower Accounts and the Lessee Revenue Account in strict compliance with all the terms applicable to the Borrower Accounts or the Lessee Revenue Account, as applicable, pursuant to this Agreement, and shall be subject to and comply with all the obligations that the Accounts Bank owes to the Collateral Agent with respect to the Borrower Accounts or the Lessee Revenue Account, as applicable, including all subordination obligations, pursuant to the terms of this Agreement. The Accounts Bank hereby agrees to comply with any and all instructions originated by (i) the Collateral Agent directing disposition of funds and all other property in the Borrower Accounts or the Lessee Revenue Account, as applicable, without any further consent of the Borrower, OpCo II or any other Person and (ii) the

19	Accounts Agreement

Borrower directing the disbursement, deposit and/or transfer of any funds and all other property held in the Borrower Accounts in accordance with this Agreement, without any further consent of the Collateral Agent, the Administrative Agent or any other Person, except to the extent such consent is required pursuant to this Agreement and (iii) OpCo II directing the disbursement, deposit and/or transfer of any funds and all other property held in the Lessee Revenue Account in accordance with this Agreement without any further consent of the Collateral Agent, the Administrative Agent or any other Person, except to the extent such consent is required pursuant to this Agreement.

Section 3.08 Duties of Accounts Bank. (a) The Accounts Bank will also have those duties and responsibilities expressly set forth in this Agreement, and no additional duties, responsibilities, obligations or liabilities shall be inferred from the provisions of this Agreement or imposed on the Accounts Bank. The Accounts Bank will act at the written direction of the Collateral Agent, the Administrative Agent and, as expressly provided in this Agreement, the Borrower or OpCo II, but will not be required to take any action that is contrary to this Agreement or applicable Law or that, in its reasonable judgment, would involve it in expense or liability, unless it has been furnished with adequate indemnity against such expense or liability. The Accounts Bank will have no responsibility to ensure the performance by any other party of its duties and obligations hereunder. The Accounts Bank will use the same care with respect to the safekeeping and handling of property held in the Borrower Accounts and the Lessee Revenue Account as the Accounts Bank uses in respect of property held for its own sole benefit.

(b) In performing its functions and duties under this Agreement, the Accounts Bank will act solely as the depository agent and as securities intermediary or as a bank, as the case may be, with respect to the Borrower Accounts and the Lessee Revenue Account. None of the Senior Secured Parties, the Borrower or OpCo II will have any rights against the Accounts Bank hereunder, other than for the Accounts Bank’s gross negligence or willful misconduct. Except as otherwise expressly provided in this Agreement, the Borrower or OpCo II will not have any right to direct the Accounts Bank to distribute or allocate any funds, instruments, securities, Financial Assets or other assets in the Borrower Accounts or the Lessee Revenue Account, as applicable, or to withdraw or transfer any funds, instruments, securities, Financial Assets or other assets from the Borrower Accounts or the Lessee Revenue Account, as applicable. Except as otherwise expressly provided in this Agreement, the Collateral Agent will have the sole right to issue directions and instructions to the Accounts Bank, acting as securities intermediary or bank, as the case may be, in accordance with this Agreement, and to issue entitlement orders with respect to the Borrower Accounts or the Lessee Revenue Account, as applicable. It is expressly understood and agreed that any investment made with funds held in the Borrower Accounts or the Lessee Revenue Account may be made only in accordance with the express provisions of Section 3.11 (Interest and Investments). The Accounts Bank shall not in any way whatsoever be liable for any loss or depreciation in the value of the investments made pursuant to the terms of this Agreement.

Section 3.09 Subordination. (a) The Accounts Bank hereby acknowledges the security interest granted hereby to the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties. If the Accounts Bank has or subsequently obtains by agreement, operation of

20	Accounts Agreement

applicable Law or otherwise a right of recoupment or set-off or any Lien in any of the Borrower Accounts or the Lessee Revenue Account or any Financial Asset or other property deposited therein or credited thereto or any security entitlement related thereto, the Accounts Bank hereby agrees that such right of recoupment or set-off and/or any such Lien shall be subordinate to the security interest of the Collateral Agent, on behalf of and for the benefit of the Senior Secured Parties. The Accounts Bank agrees that it shall not assert or enforce any such right of recoupment or set-off and/or any Lien until the Discharge Date. Notwithstanding the foregoing terms of this Section 3.09(a), the Accounts Bank may exercise set-off against any Accounts Property with respect to any amount payable to the Accounts Bank pursuant to the Fee Letter dated as of the date hereof among the Accounts Bank, the Borrower and OpCo II or Section 5.04.

(b) The Financial Assets and other items deposited in or credited to the Borrower Accounts or the Lessee Revenue Account and the Accounts Property will not be subject to deduction, set-off, banker’s lien or any other right in favor of any Person other than the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties.

Section 3.10 Agreement to Hold In Trust. All payments received directly by the Borrower or OpCo II that are required to be deposited into the Borrower Accounts or Lessee Revenue Account in accordance with the terms of this Agreement, the Credit Agreement or the Lease shall be held by the Borrower or OpCo II, as applicable, in trust for the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, shall be segregated from other funds of the Borrower or OpCo II, as applicable, and shall, forthwith upon receipt by the Borrower or OpCo II, as applicable, be turned over to the Collateral Agent or its designee in the same form as received by the Borrower or OpCo II, as applicable (duly endorsed by the Borrower to the Collateral Agent or by OpCo II to the Borrower and by the Borrower to the Collateral Agent, if requested) for deposit and disbursement in accordance with this Agreement.

Section 3.11 Interest and Investments. (a) Borrower Accounts (i) Each amount deposited in or credited to any Borrower Accounts from time to time shall, from the time it is so deposited or credited until the time it is withdrawn from such Account (whether for the purpose of making an investment in Cash Equivalents or otherwise applied in accordance with the terms of this Agreement), earn interest at such rates as may be agreed from time to time by the Borrower and the Accounts Bank.

(ii)	Prior to the receipt by the Borrower of a Notice of Suspension, any amounts in the Borrower Accounts shall be invested, at the risk and expense of the Borrower, solely in such Cash Equivalents as the Borrower may direct in writing. The Borrower shall select Cash Equivalents having such maturities as shall cause the Borrower Accounts to have a cash balance as of any day sufficient to cover the transfers to be made from the Borrower Accounts on such day in accordance with this Agreement, the other Financing Documents and the Project Documents. Upon delivery by the Collateral Agent to the Borrower of a Notice of Suspension and until written revocation of such Notice of Suspension is delivered to the Borrower by the Collateral Agent, any amounts in the Borrower Accounts shall be invested from time to time, solely in such Cash Equivalents as the Collateral Agent may direct.

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(iii)	If the cash balance in any Borrower Account is as of any day insufficient to cover the transfers to be made from such Borrower Account on such day, the Collateral Agent may direct the Borrower to sell or liquidate the Cash Equivalents standing to the credit of the Borrower Revenue Account (without regard to maturity date) in such manner as the Collateral Agent may deem necessary in order to obtain cash at least sufficient to make such transfers and to pay any expenses and charges incurred in connection with effecting any such sale or liquidation, which expenses and charges the Borrower shall be authorized to pay with cash on deposit in such Borrower Account. Neither the Accounts Bank nor any Senior Secured Party shall be liable to any Person for any loss suffered because of any such sale or liquidation.

(iv)	All interest and other investment income earned from Cash Equivalents made from amounts in the Borrower Accounts shall remain in the Borrower Accounts until transferred from the Borrower Revenue Account in accordance with the terms of this Article III.

(v)	It is acknowledged by the parties hereto that all investment income earned on amounts on deposit in or credited to the Borrower Accounts for all Tax purposes shall be attributed to and be income of the Borrower. The Borrower shall be responsible for determining any requirements for paying Taxes or reporting or withholding any payments for Tax purposes hereunder. The Borrower shall prepare and file all Tax information required with respect to the Borrower Revenue Account. The Borrower agrees to indemnify and hold each Senior Secured Party harmless against all liability for Tax withholding and/or reporting for any investment income earned on the Borrower Revenue Account and payments in respect thereof. Such indemnities shall survive the termination or discharge of this Agreement. No Senior Secured Party shall have any obligation with respect to the making of or the reporting of any payments for Tax purposes.

(b) Lessee Revenue Account (i) Each amount deposited in or credited to the Lessee Revenue Account from time to time shall, from the time it is so deposited or credited until the time it is withdrawn from the Lessee Revenue Account (whether for the purpose of making an investment in Cash Equivalents or otherwise applied in accordance with the terms of this Agreement), earn interest at such rates as may be agreed from time to time by OpCo II and the Accounts Bank.

(ii)

Prior to the receipt by OpCo II of a Notice of Suspension, any amounts in the Lessee Revenue Account shall be invested, at the risk and expense of the OpCo II, solely in such Cash Equivalents as OpCo II may direct in writing. OpCo II shall select Cash Equivalents having such maturities as

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shall cause the Lessee Revenue Account to have a cash balance as of any day sufficient to cover the transfers to be made from the Lessee Revenue Account on such day in accordance with this Agreement, the other Financing Documents and the Project Documents. Upon delivery by the Collateral Agent to OpCo II of a Notice of Suspension and until written revocation of such Notice of Suspension is delivered to OpCo II by the Collateral Agent, any amounts in the Lessee Revenue Account shall be invested from time to time, solely in such Cash Equivalents as the Collateral Agent may direct.

(iii)	If the cash balance in the Lessee Revenue Account is as of any day insufficient to cover the transfers to be made from the Lessee Revenue Account on such day, the Collateral Agent may direct OpCo II to sell or liquidate the Cash Equivalents standing to the credit of the Lessee Revenue Account (without regard to maturity date) in such manner as the Collateral Agent may deem necessary in order to obtain cash at least sufficient to make such transfers and to pay any expenses and charges incurred in connection with effecting any such sale or liquidation, which expenses and charges OpCo II shall be authorized to pay with cash on deposit in the Lessee Revenue Account. Neither the Accounts Bank nor any Senior Secured Party shall be liable to any Person for any loss suffered because of any such sale or liquidation.

(iv)	All interest and other investment income earned from Cash Equivalents made from amounts in the Lessee Revenue Account shall remain in the Lessee Revenue Account until transferred from the Lessee Revenue Account in accordance with the terms of this Article III.

(v)	It is acknowledged by the parties hereto that all investment income earned on amounts on deposit in or credited to the Lessee Revenue Account for all Tax purposes shall be attributed to and be income of OpCo II. OpCo II shall be responsible for determining any requirements for paying Taxes or reporting or withholding any payments for Tax purposes hereunder. OpCo II shall prepare and file all Tax information required with respect to the Lessee Revenue Account. OpCo II agrees to indemnify and hold each Senior Secured Party harmless against all liability for Tax withholding and/or reporting for any investment income earned on the Lessee Revenue Account and payments in respect thereof. Such indemnities shall survive the termination or discharge of this Agreement. No Senior Secured Party shall have any obligation with respect to the making of or the reporting of any payments for Tax purposes.

Section 3.12 Notices of Suspension of Accounts. (a) The Collateral Agent may, but shall not be required to, suspend the right of the Borrower or OpCo II, as applicable, to withdraw or otherwise deal with any funds deposited in or credited to the Borrower Accounts, or the Lessee Revenue Account at any time during the occurrence and continuance of an Event of Default by delivering a notice to the Borrower or OpCo II, as the case may be (with a copy to the Administrative Agent) (a “Notice of Suspension”).

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(b) Notwithstanding any other provision of the Financing Documents, after the issuance by the Collateral Agent of a Notice of Suspension in accordance with Section 3.06(a) (Accounts) and until such time as the Collateral Agent advises the Borrower and OpCo II (with a copy to the Administrative Agent) that it has withdrawn such Notice of Suspension, (which it shall promptly do if such Event of Default is no longer continuing or has been waived) no amount may be withdrawn by the Borrower from any Borrower Account or OpCo II from the Lessee Revenue Account, including for investment in Cash Equivalents, without the express prior written consent of the Collateral Agent.

(c) Notwithstanding any other provision of the Financing Documents, without the express prior written consent of the Required Lenders, no amount may be withdrawn from any Borrower Account or the Lessee Revenue Account if a Default or Event of Default would occur as a result of such withdrawal.

(d) On the date of each withdrawal by the Borrower from the Borrower Accounts, the Borrower shall be deemed to represent and warrant that (i) no Notice of Suspension is in effect, and (ii) no Default or Event of Default would occur as a result of such withdrawal, unless the Required Lenders have previously consented in writing to such withdrawal, notwithstanding that a Notice of Suspension is in effect or that a Default or Event of Default would occur as a result of such withdrawal.

(e) On the date of each withdrawal by OpCo II from the Lessee Revenue Account, the Borrower shall be deemed to represent and warrant that (i) no Notice of Suspension is in effect, and (ii) that no Default or Event of Default would occur as a result of such withdrawal, unless the Required Lenders have previously consented in writing to such withdrawal, notwithstanding that a Notice of Suspension is in effect or that a Default or Event of Default would occur as a result of such withdrawal.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

OpCo II hereby represents and warrants to the Accounts Bank, the Administrative Agent and the Collateral Agent, on the date hereof and on the Closing Date:

Section 4.01 Organization; Power; Compliance with Law. OpCo II (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing in each jurisdiction where the nature of its business requires such qualification (including Illinois), (c) has all requisite power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently conducted by it and (d) is in compliance in all material respects with all Laws applicable to it, except to the extent that any non compliance with clause (b) of this Section 4.01 in any jurisdiction (other than Illinois) could not reasonably be expected to result in a Material Adverse Effect.

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Section 4.02 Due Authorization; Non-Contravention. The execution, delivery and performance by OpCo II of this Agreement are within OpCo II’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene OpCo II’s Organic Documents;

(b) contravene in any material respect any Law binding on or affecting OpCo II;

(c) contravene any Contractual Obligation binding on or affecting OpCo II;

(d) require any consent or approval under OpCo II’s Organic Documents or under any Contractual Obligation binding on or affecting OpCo II that has not been obtained; or

(e) result in, or require the creation or imposition of, any Lien on any of OpCo II’s properties or Equity Interests other than Permitted Liens.

Section 4.03 Validity. This Agreement has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of OpCo II enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

The Borrower hereby represents and warrants to the Accounts Bank, the Administrative Agent and the Collateral Agent, on the date hereof and on the Closing Date:

Section 4.04 Organization; Power; Compliance with Law. The Borrower (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing in each jurisdiction where the nature of its business requires such qualification (including Illinois), (c) has all requisite power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently conducted by it and (d) is in compliance in all material respects with all Laws applicable to it, except to the extent that any non compliance with clause (b) of this Section 4.04 in any jurisdiction (other than Illinois) could not reasonably be expected to result in a Material Adverse Effect.

Section 4.05 Due Authorization; Non-Contravention. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene the Borrower’s Organic Documents;

(b) contravene in any material respect any Law binding on or affecting the Borrower;

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(c) contravene any Contractual Obligation binding on or affecting the Borrower;

(d) require any consent or approval under the Borrower’s Organic Documents or under any Contractual Obligation binding on or affecting the Borrower that has not been obtained; or

(e) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties or Equity Interests other than Permitted Liens.

Section 4.06 Validity. This Agreement has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of the Borrower enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Amendments. No amendment of this Agreement shall be effective unless in writing signed by the parties hereto.

Section 5.02 Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND OPCO II IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWER AND OPCO II IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWER AND OPCO II AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE

26	Accounts Agreement

ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST ANY PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT EXCLUSIVELY RELATED TO A CLAIM AGAINST THE ACCOUNTS BANK IS PROPER IN HARRIS COUNTY, TEXAS.

(c) WAIVER OF VENUE. EACH OF THE BORROWER AND OPCO II HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 5.02(b). EACH OF THE BORROWER AND OPCO II HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.02.

Section 5.03 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent.

Section 5.04 Costs and Expenses. The Borrower and OpCo II shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Accounts Bank (including all reasonable fees, costs and expenses of counsel for the Accounts Bank), in connection with the preparation,

27	Accounts Agreement

negotiation, execution and delivery of this Agreement; (b) all reasonable out-of-pocket expenses incurred by the Accounts Bank (including all reasonable fees, costs and expenses of counsel for the Accounts Bank), in connection with any amendments, modifications or waivers of the provisions of this Agreement; (c) all reasonable out-of-pocket expenses incurred by the Accounts Bank (including all reasonable fees, costs and expenses of counsel for the Accounts Bank), in connection with the administration of this Agreement; and (d) all out-of-pocket expenses incurred by the Accounts Bank.1

Section 5.05 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Section 5.06 Indemnification by the Borrower and OpCo II. (a) Each of the Borrower and OpCo II hereby agrees to indemnify the Accounts Bank (and any sub agent thereof) and each Related Party of the Accounts Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or OpCo II arising out of, in connection with, or as a result of:

(i)	the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)	any Loan or the use or proposed use of the proceeds therefrom;

(iii)	any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from the Project or any property owned, leased or operated by the Borrower or OpCo II, or any liability pursuant to an Environmental Law related in any way to the Project, the Site or the Borrower or OpCo II;

(iv)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or OpCo II or any of the Borrower’s or OpCo II’s members, managers, or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(v)	any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower or OpCo II, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the Knowledge of the Borrower or OpCo II;

[1]	Sterling to provide fee letter.

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provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that the Borrower or OpCo II for any reason fails to indefeasibly pay any amount required under Section 5.06(a) to be paid by it to an Indemnitee, the Collateral Agent agrees to pay such amount to such Indemnitee.

(c) Amounts due under this Section 5.06 shall be payable not later than ten (10) Business Days after demand therefor.

Section 5.07 No Waiver; Cumulative Remedies. No failure by the Accounts Bank or any Agent to exercise, and no delay by the Accounts Bank or any Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.08 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

the Agents	WestLB AG, New York Branch 1211 Avenue of the Americas New York, NY 10036 Attn: Andrea Bailey Telephone: (212) 597-1158 Facsimile: (212) 302-7946

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the Accounts Bank:

Sterling Bank

2201 Mangum Road

2nd Floor/Trusts Department

Houston, TX 77092

ATTN: Edith Cannon

Facsimile: 713.507.7715

with copies to:

Sterling Bank

5757 Memorial Drive

Houston, TX 77007

ATTN:      Janet Groue, Associate

General Counsel

Telephone: (713) 507-7960

Facsimile: (713) 507-2900

OpCo II:	REG Seneca, LLC c/o Renewable Energy Group, Inc. 416 S. Bell Ave., P.O. Box 888 Ames, Iowa 50010 Attn: President Telephone: (515) 239-8000 Facsimile: (515) 239-8029

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the Borrower:

Seneca Landlord, LLC

2425 Olympic Boulevard, Suite 4050

West Santa Monica, California 90404

Attention: Jonathan Koch

Telephone: (310) 586-3920

Facsimile: (310) 586-3995

With a copy facsimile to: (914) 206-3509

With copy to:

Bunge North America, Inc.

11720 Borman Drive

St. Louis, Missouri 63146

Attn: General Manager – Bunge Biofuels

Facsimile: 314-292-2110

and

U.S. Renewables Group 10 Bank Street White Plains, NY 10606 Telephone: (914) 390-9620 Facsimile: (914) 206-3509 With a copy facsimile to: (310) 586-3995 Attn: Jonathan Koch

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Section 5.09 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.10 Survival. Notwithstanding anything in this Agreement to the contrary, Section 5.04 (Fee; Costs and Expenses) and Section 5.06 (Indemnification by the Borrower and OpCo II) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder or in any other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Accounts Agreement to be executed by their respective officers as of the day and year first above written.

SENECA LANDLORD, LLC as Borrower

By:	/s/ Eric Hakmiller
Name:	Eric Hakmiller
Title:	Co-President

REG SENECA, LLC, as OpCo II

By:	/s/ Daniel J. Oh
Name:	Daniel J. Oh
Title:	President

Accounts Agreement

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Keith Min
Name:	Keith Min
Title:	Managing Director

By:	/s/ Christopher Nunn
Name:	Christopher Nunn
Title:	Director

WESTLB AG, NEW YORK BRANCH, as Collateral Agent

By:	/s/ Keith Min
Name:	Keith Min
Title:	Managing Director

By:	/s/ Christopher Nunn
Name:	Christopher Nunn
Title:	Director

Accounts Agreement

STERLING BANK, as Accounts Bank

By:	/s/ Kay King
Name:	Kay King
Title:	Vice President

Accounts Agreement